UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Cypress Semiconductor Corporation

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On June 11, 2017, Cypress Semiconductor Corporation (the “Company”) issued the following press release, which contains the full text of a letter sent to the Company’s stockholders on or about June 11, 2017.  The letter was also posted by the Company to www.KeepCypressMovingForward.com.

Cypress Board of Directors Sends Letter to Stockholders

SAN JOSE, Calif. June 11, 2017 – The Board of Directors of Cypress Semiconductor Corporation (“Cypress” or the “Company”) (NASDAQ: CY) today sent a letter to stockholders in connection with the Company’s upcoming Annual Meeting of Stockholders to be held on June 20, 2017 at 10:00 a.m. Pacific Daylight Time.  Stockholders of record as of April 18, 2017 will be entitled to vote at the meeting.

The letter and other materials related to the 2017 Annual Meeting can be viewed at www.KeepCypressMovingForward.com.  The website will be updated as additional information becomes available.  The Company’s proxy materials can also be viewed at www.sec.gov.

The full text of the letter follows:

June 11, 2017

Fellow Stockholders:

By now we are sure that you are exhausted by a seemingly endless succession of fight letters and disclosures…from both sides – innuendoes, chronologies, accusations and rebuttals.  Reputations have been tarnished, none have been burnished.  Cypress stockholders, management, employees and customers are caught in the middle.

We want to leave you with a view from the center of the storm, from the independent directors and CEO Hassane El-Khoury, who own the responsibility of addressing and responding to the issues that have been raised.

First, today we issued a press release informing you the Cypress Board of Directors took several significant actions.  Executive Chairman Ray Bingham offered his resignation from the Board of Directors in order to remove the distraction to Cypress.  We share Ray’s concern and accepted his resignation.  As a result, the WHITE card will now have six candidates for seven spots.  In addition, Eric Benhamou has relinquished the role of Lead Independent Director.  He remains an extremely qualified and valuable member of the Board with deep experience in systems and software, which is highly relevant to Cypress 3.0.

We announced we have named current independent director W. Steve Albrecht as Cypress’ new Chairman of the Board.  Steve has a long history and outstanding track record in corporate governance, both as a member of public company boards and as a researcher and academic.  We believe he is uniquely qualified to lead the mission to restore your faith in the governance of our Board.  Lastly, the independent directors have concluded that given CEO Hassane El-Khoury’s excellent performance, there is no longer a need for the Executive Chairman role.

We took these actions to put to rest the issues you have brought to our attention and put us all in a position to focus on the future.  Our key goals are restoring your confidence in the governance practices of the Board and accelerating the business momentum at Cypress driven by the Cypress 3.0 strategy.  We have provided you with a new path forward that we believe achieves both of those objectives and today we appeal to you to prevent a return to the past.

Strong Stockholder Support for Cypress’ Strategy and Management

First and foremost, you have told us you are pleased with the job that Hassane and the rest of the management team are doing.  You are also pleased with the significant change in Cypress’ corporate culture and with our focus on sales, marketing, customers and growth resulting from the deployment of the Cypress 3.0 strategy.  In that regard, you have agreed these accomplishments were only possible under new leadership – leadership with an inclusive management style and a keen understanding of the digital world we live in.

T.J. contradicts this narrative.  He is deeply offended that we question the magnitude of his contribution to our current success and even claims that he is the actual architect of Cypress 3.0.  In fact, nothing could be further from the truth.  We don’t question that T.J. believes he created our success, but he simply has no way of even knowing what he doesn’t know.  We, the Board, made the judgment that succeeding in today’s competitive world required a drastically different approach.

Cypress 3.0 is about fully engaging customers as an embedded systems leader focused on solving their rapidly-evolving problems, while leveraging digital tools and information that did not even exist a few years ago.  In contrast, T.J.’s internally-focused view resulted in our underperformance in the market; a view he set from the top.  He rarely left the office to visit the very customers who needed complete “solutions” to their rapidly evolving needs.  Worse still, he inhibited even our senior sales executives from effectively engaging customers.  Cypress 3.0 is about “Engaging key and strategic customers with executive relationships starting with the CEO, while deploying broad go-to-market initiatives for our 30,000 customers” by embracing the digital age of communication, marketing, self-service support and the delivery of scalable, software-based solutions.

Restoring Confidence in Cypress’ Corporate Governance

Second, on corporate governance, many of you have expressed concerns – and we heard you.  That’s why we are so pleased Steve, a world-renowned corporate governance expert, has agreed to be our new Chairman.  This expertise, in combination with being a respected, highly regarded and inclusive leader, makes him the right choice to lead the Board in setting the strategic direction of the Company together with management.  Steve is committed to making sure we keep Cypress moving forward from a corporate governance perspective, as well as strategically.

The natural result of Ray stepping down is that one of T.J.’s nominees will join the Board.  In addition, as we have stated previously, we are committed to adding other new directors that complement the existing Board.  We are currently engaged in an ongoing search for new directors who bring non-redundant skills that support the Cypress 3.0 strategy and promote diversity.

We are clearly not aligned with T.J. on the characteristics we are looking for in these candidates.  T.J. asserts that his candidates are better qualified to be Cypress Board members because they were semiconductor executives with E.E degrees.  Hassane is on record, and the Board agrees, that Cypress is focused on solutions, not just silicon.  We are looking to strengthen the Board with executive experience in solutions for our targeted end markets and IoT.  T.J. recently doubled down and emphasized that his candidates were Field Application Engineers (FAEs) in their early careers and therefore understand Cypress 3.0.  We do not think that being FAEs decades before the IoT expansion is relevant to building out our Board.  We say this simply to highlight that T.J. is disengaged from what we need in directors to move forward with Cypress 3.0.

Vote the WHITE Card:  Avoid the Significant Risks of Returning to the T.J. Era

This brings us to the fundamental choice for you, the owners of Cypress, and to our appeal to you.  From our standpoint, we embrace the changes this process has brought.  At the same time, the Board and the management team are committed to Cypress 3.0 and feel very strongly that we cannot return to the old ways of T.J. Rodgers.

On the surface, the vote is actually quite simple.  If you vote the WHITE card, as we recommend, you will elect the six directors from the current Cypress Board and our Board will be completed with one of T.J.’s candidates.  A WHITE card vote therefore means we retain the services of Eric Benhamou as a valued director.  Eric has a deep background in software and systems that extends to IoT, cybersecurity, cloud infrastructure and applications.  This is in sharp contrast to the backgrounds of T.J.’s candidates and is in perfect alignment with the skills we need to add and will continue to add to the Board.

If you vote the gold card, you will have both of T.J.’s candidates and Eric will not be elected.

In either case, we have a new Chairman and you will see a relentless focus on restoring your trust in the governance of Cypress.

We think the vote is actually a referendum on a much broader issue.  Very fundamentally, a vote on the WHITE card is a big step toward preventing the return of T.J. to a disruptive position of influence – a position that, to the benefit of us all, we worked so hard to remove and we believe he will relentlessly seek to reacquire.  While you and we recognize T.J. himself is not literally on the ballot, we have no doubt – and many of you have told us you share our view – that this proxy contest is his first step in his planned ultimate return to Cypress.  Many of you have told us you share our and management’s deep concern that even the specter of T.J.’s return is, and will remain, a significant disruptive force. Please remember – he told us he would be “back” and the Board will be gone.  We know from T.J.’s direct statements that he wants both directors to ensure the implementation of his view of governance and strategy.  Unchecked and over time, this relentless pursuit at all costs of a highly personal agenda will be destructive to stockholder value.  It is this issue that motivates us as we continue on in this contest.

On June 20, you will cast your ballots and we will honor your will.  We will work diligently to regain your trust.  With the opening created by Ray stepping down, one of T.J.’s nominees will join the Cypress

Board after this election.  The question before you is whether both of his nominees join the Board, emboldening T.J., and what that means for the value of your investment – or whether he gets a message from Cypress owners to stop here.

We ask for your vote on the WHITE Card to keep Cypress moving forward.

Sincerely,

W. Steve Albrecht	Hassane El-Khoury

Chairman of the Board	President, CEO and Director

Eric A Benhamou	Oh Chul Kwon	Wilbert van den Hoek	Michael Wishart

Director	Director	Director	Director

If you have any questions, or need assistance voting your WHITE proxy card, please contact:

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone: (212) 297-0720

Toll-Free: (877) 285-5990

Email: cyinfo@okapipartners.com

About Cypress

Cypress is a leader in advanced embedded system solutions for the world’s most innovative automotive, industrial, home automation and appliances, consumer electronics and medical products.  Cypress’ programmable systems-on-chip, general-purpose microcontrollers, analog ICs, wireless and USB-based connectivity solutions and reliable, high-performance memories help engineers design differentiated products and get them to market first.  Cypress is committed to providing customers with support and engineering resources that enable innovators and out-of-the-box thinkers to disrupt markets and create new product categories.  To learn more, go to www.cypress.com.

Forward-Looking Statements

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “may,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “future,” “continue” or other wording indicating future results or expectations to identify such forward-looking statements that include, but are not limited to statements related to: our Cypress 3.0 strategy; the composition of our Board of Directors; our 2017 Annual Meeting of Stockholders; the Company’s financial and operational performance; our corporate governance policies and practices; and our plans to file certain materials with the SEC. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this press release. Our actual results may differ materially due to a variety of risks and uncertainties, including, but not limited to:  the uncertainty of litigation; our ability to execute on our Cypress 3.0 strategy; global economic and market conditions; business conditions and growth trends in the semiconductor market; our ability to compete effectively; the volatility in supply and demand conditions for our products, including but not limited to the impact of seasonality on supply and demand; our ability to develop, introduce and sell new products and technologies; potential problems relating to our manufacturing activities; the impact of acquisitions; our ability to attract and retain key personnel; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Contacts:

For Media:

Sard Verbinnen & Co

John Christiansen/Ron Low

(415) 618-8750

cypress-svc@sardverb.com

For Investors:

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh/Tony Vecchio

(877) 285-5990

info@okapipartners.com